Exhibit 99.1

COST PLUS, INC. DELIVERS FIRST QUARTERLY IMPROVEMENT IN INCOME FROM OPERATIONS SINCE BEGINNING ITS TURNAROUND EFFORTS

Oakland, CA – March 19, 2008 — Cost Plus, Inc. (NASDAQ: CPWM) today announced financial results for its fourth quarter and fiscal year ended February 2, 2008 and provided financial guidance for the first half of fiscal 2008.

The Company’s fourth quarter results contain non-cash charges related to the previously announced store closures as well as a deferred tax valuation allowance. Additionally, consistent with the National Retail Federation reporting calendar, fiscal 2006 had a fourteen-week fourth quarter and fifty-three week fiscal year which further complicates comparability. In the discussion below, the Company has provided comparable thirteen and fifty-three week results and non-GAAP earnings per share and income from operations. The Company believes that non-GAAP financial measures allow analysts and investors to understand and compare the Company’s operating results in a more consistent manner for the fourth quarter and full year of fiscal 2007. These non-GAAP measures should be considered supplemental and not a substitute for the Company’s financial results that are recorded in accordance with generally accepted accounting principles for the periods presented.

Fourth Quarter and Fiscal 2007

Net Sales for the thirteen-week fourth quarter ended February 2, 2008 were $380.2 million, a 4.2% decrease from the $396.7 million fourteen-week fourth quarter ended February 3, 2007. On a comparable thirteen-week quarter, net sales increased by 1.1%. Same store sales for the quarter decreased 3.2% compared to a 3.9% decrease last year. Net sales for the fifty-two week fiscal 2007 were $1.02 billion, a 1.6% decrease from $1.04 billion for the fifty-three week fiscal 2006. On a comparable fifty-two week basis, total sales increased by 0.4%. For the full year, same store sales decreased 5.4% compared to a decrease of 3.3% last year.

Barry Feld, President and CEO, commented, “While the non-cash charges cloud the Company’s actual performance, we believe the fundamentals of the business have been restored. For the fourth quarter on a non-GAAP basis, the Company generated a 25% increase in income from operations and a 7% increase in earnings per share versus last year, achieving its guidance for the second consecutive quarter and delivering the first quarter-over-quarter improvement since the turnaround began.”

Mr. Feld further commented, “We began fiscal 2007 with an intense focus on reconnecting with our loyal customer base and reinforcing our everyday low price strategy. Despite progressively lowering prices throughout the year, the average spend per customer increased 4% in the fourth quarter driven by higher units per transaction. Our lower cost of goods structure combined with the improved sell-through of holiday merchandise resulted in a higher buyer margin rate and a higher gross profit rate in the fourth quarter in comparison with last year.”

Gross profit rate for the fourth quarter of fiscal 2007 increased 90 basis points to 30.3% versus the same period last year. The results reflect an improvement in buyer margin of approximately 50 basis points over last year and lower variable distribution costs during the quarter. On a comparable thirteen week quarter, gross profit rate increased 150 basis points over last year. Fiscal 2007 gross profit rate was 28.1% versus 28.9% in fiscal 2006. The 125 basis point improvement in annual buyer margin was offset by the impact of higher fixed occupancy and distribution costs on a lower sales base.

Fourth quarter SG&A expense includes a $2.3 million non-cash impairment charge to write-down affected property and equipment for the store closures. Excluding the effect of the asset impairment, SG&A expense as a percentage of sales was 24.9% for the fourth quarter of fiscal 2007 versus 24.0% for the same period last year. Higher spending in advertising and workforce reduction severance were partially offset by expense reduction initiatives in the home office.

Excluding the asset impairment discussed above, SG&A expense as a percentage of sales was 32.2% for the full year versus 30.6% last year due to higher store expenses from payroll and higher depreciation expenses. Advertising expense for the year was approximately flat to last year both in dollars and as a percentage of sales.

Additionally, the results for the fourth quarter of fiscal 2007 include a non-cash charge of $20.1 million, or $0.91 per share, for a deferred tax asset valuation allowance. Management has deemed it prudent, and consistent with accounting standards, to record a valuation allowance against those deferred tax assets.

For the fourth quarter of fiscal 2007, the Company reported a net loss of $12.5 million, or $0.56 per share. Excluding the property and equipment impairment, tax asset valuation allowance and severance payments, the Company’s net profit on a non-GAAP basis for the quarter would have been $9.4 million or $0.43 per share.

The following table reconciles the net income / (loss) per diluted share from a GAAP to a non-GAAP basis.

	Fourth Quarter		Full Year
	FY07	FY06	FY 07	FY06
GAAP net income/(loss) per diluted share	($0.56)	$0.34	($2.51)	($1.02)
Less impact of:
Deferred tax asset valuation allowance	0.91		0.91
Property & equipment impairment	0.06		0.06
Impairment of goodwill		0.17		0.17
Corporate workforce severance	0.02		0.02
Benefit of the fifty-third week of operations		(0.11)		(0.11)

Non-GAAP net income/(loss) per diluted share	$0.43	$0.40	($1.52)	($0.96)

Mr. Feld concluded, “The Company has ample working capital and revolving credit capacity to fund its seasonal borrowing needs, and is well positioned to complete the turnaround during these challenging economic times. The Company continues to manage inventory tightly and has decreased its inventory levels on a per-store basis for the second year. It is clear that our turnaround strategy has taken hold, confirming the stabilization of the business and leading to improved performance predictability.”

The Company opened 1 net new store during the fourth quarter and ended the year with 298 stores in 34 states versus 287 stores in 34 states at the end of fiscal 2006. As previously announced, the Company expects to close 18 stores and to open 17 new stores in fiscal 2008.

First Half Fiscal 2008 Outlook

Beginning in the first quarter of fiscal 2008, the results from operations of the stores impacted by exiting the eight media markets will be removed from the Company’s continuing operations and is not reflected in our guidance. In light of the deferred tax valuation allowance taken in the fourth quarter of fiscal 2007, the Company does not anticipate recording a federal tax benefit (provision) in fiscal 2008 as it did in fiscal 2007. Therefore, the Company’s guidance will focus on income from operations to provide year-over-year comparability.

With Easter occurring in the middle of March, the Company will not be able to combine its Easter and Spring/Outdoor advertising campaigns as it did last year and will have an additional campaign in April to launch the Spring/Outdoor season. This will cause a shift of advertising expense into the first quarter and out of the second quarter. While we are pleased with our same store sales in February of a positive 2.7%, we anticipate the impact of a much shorter Easter selling season will put pressure on first quarter comparables. As shown below, these issues are not expected to have a significant adverse effect on the first half of fiscal 2008 when taken as a whole.

The Company expects total first quarter fiscal 2008 net sales in the range of $206 million to $214 million, based on a same store sales performance in the range of negative 2% to positive 2% and the opening of 8 new stores, compared to 6 new stores in the same period last year. The Company is projecting a first quarter 2008 loss from continuing operations in the range of $19 million to $22 million.

The Company expects total second quarter fiscal 2008 net sales in the range of $217 million to $224 million, based on a same store sales performance in the range of negative 1% to positive 2% and the opening of 6 new stores, compared to 4 new stores for the same period last year. For the second quarter of fiscal 2008, the Company is projecting a loss from continuing operations in the range of $16 million to $18 million.

For the first six months of fiscal 2008, the Company is projecting net sales in the range of $423 million to $438 million compared to $412 million for the same period in the prior year. The Company is projecting a loss from continuing operations in the range of $35 million to $40 million for the first six months of 2008. This compares to a loss from continuing operations of $41 million for the first half of fiscal 2007.

The Company’s fourth quarter earnings conference call will be today, March 19, 2008, at 1:30 p.m. PT. The conference call will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. The toll-free phone number for the call is 866-700-7441 and the access code is 74168936. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at 888-286-8010, Access Code: 37245169, from 5:30 p.m. PT Wednesday, March 19, 2008 to 5:30 p.m. PT on Wednesday, April 2, 2008. Investors may also access the live call or the replay over the internet at www.streetevents.com; www.fulldisclosure.com and www.worldmarket.com. The replay will be available approximately three hours after the live call concludes.

The above statements relating to anticipated fiscal 2008 first quarter and first half results are “forward-looking statements” that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to: changes in economic conditions that affect consumer spending; changes in the competitive environment; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; the effects associated with terrorist acts; and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

FINANCIAL TABLES FOLLOWING

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COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts, unaudited)

	Fourth Quarter Ended
	February 2, 2008		February 3, 2007
Net sales	$380,184	100.0%	$396,665	100.0%
Cost of sales and occupancy	264,989	69.7	279,984	70.6
Gross profit	115,195	30.3	116,681	29.4
Selling, general and administrative expenses	94,708	24.9	95,253	24.0
Store preopening expenses	550	0.1	770	0.2
Impairment of property and equipment related to store closures	2,251	0.6	—	0.0
Impairment of goodwill	—	0.0	4,178	1.1
Income from operations	17,686	4.7	16,480	4.2
Net interest expense	3,390	0.9	2,102	0.5
Income before income taxes	14,296		14,378
Income tax expense	26,754	7.0	6,928	1.7
Net income/(loss)	$(12,458)	(3.3)%	$7,450	1.9%
Net income/(loss) per share- diluted	$(0.56)		$0.34
Weighted average shares outstanding- diluted	22,087		22,084
New stores opened	2		4

	Year Ended
	February 2, 2008		February 3, 2007
Net sales	$1,023,897	100.0%	$1,040,309	100.0%
Cost of sales and occupancy	736,596	71.9	739,257	71.1
Gross profit	287,301	28.1	301,052	28.9
Selling, general and administrative expenses	327,439	32.0	318,477	30.6
Store preopening expenses	3,443	0.3	5,650	0.5
Impairment of property and equipment related to store closures	2,251	0.2	—	0.0
Impairment of goodwill	—	0.0	4,178	0.4
Loss from operations	(45,832)	(4.5)	(27,253)	(2.6)
Net interest expense	11,613	1.1	7,126	0.7
Loss before income taxes	(57,445)	(5.6)	(34,379)	(3.3)
Income tax benefit	(1,945)	(0.2)	(11,843)	(1.1)
Net loss	(55,500)	(5.4)%	(22,536)	(2.2)%
Net loss per share- diluted	$(2.51)		$(1.02)
Weighted average shares outstanding- diluted	22,086		22,068
New stores opened	15		24

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COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	February 2, 2008	February 3, 2007
ASSETS
Current assets:
Cash and cash equivalents	$3,283	$12,697
Merchandise inventories	272,855	264,056
Other current assets	43,555	36,722
Total current assets	319,693	313,475
Property and equipment, net	221,700	232,459
Other assets	12,354	23,612
Total assets	$553,747	$569,546

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$93,845	$69,925
Accrued compensation	12,232	10,922
Revolving line of credit	18,060	—
Current portion of long-term debt	775	541
Other current liabilities	31,690	33,338

Total current liabilities	156,602	114,726

Capital lease obligations	8,358	9,911
Long-term debt	114,411	111,656
Other long-term obligations	36,857	41,794
Shareholders’ equity:
Common stock	221	220
Additional paid-in capital	168,793	167,019
Retained earnings	68,505	124,220
Total shareholders’ equity	237,519	291,459
Total liabilities and shareholders’ equity	$553,747	$569,546

Contact:

Jane Baughman

(510) 808-9119

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